Exhibit 99.2

July 22, 2004

AMERICAN SHARED HOSPITAL SERVICES

American Shared Hospital Services’ Second Quarter 2004 Conference Call hosted by Dr. Ernest Bates on July 22, 2004, at 3:00 p.m. CST. Confirmation #9492715.

Operator:	Good afternoon everyone and welcome to the Second Quarter 2004 Conference Call for American Shared Hospital Services. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session where you can press star/one on your phone to enter the queue. I would now like to turn the call over to Dr. Ernest Bates, Chairman and Chief Executive Officer; Craig Tagawa, Chief Operating and Financial Officer and Norm Houck, Controller of American Shared Hospital Services. Mr. Tagawa, you may begin.

Craig Tagawa:	Thank you Brandy. We would like to thank all the participants on this call and welcome every one joining us through our live webcast. I am sure most of you have already seen our second quarter earnings release issued this morning. On this call we will provide a brief summary of our results and then open the call to questions. Before we begin our presentation I need to read our Safe Harbor Statement.

Various remarks that we may make about future expectations, plans and prospects for the Company constitute forward-looking statements for the purposes of Safe Harbor Provision under the

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July 22, 2004

AMERICAN SHARED HOSPITAL SERVICES

Private Securities Litigation Reform Act of 1995. Actual results may vary materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s filings with Securities Exchange Commission including the Company’s Annual Report on Form 10-K, 10-KA for the year ended December 31, 2003, Quarterly Report on Form 10-Q for the period ended March 31, 2004 and the definitive Proxy Statement for the Annual Meeting of Shareholder held on June 17, 2004. The Company assumes no obligation to update the information contained in this conference call.

Now I would like to ask Norm Houck to discuss the financial highlights for the second quarter.

Norm Houck:	For second quarter 2004 the Company’s revenue was $4,114,000 compared to $4,105,000 in the same period last year. Operating income rose 12% to $794,000 from $712,000 a year earlier. Net income for second quarter 2004 rose 16% to $389,000 or $0.08 per diluted share compared to net income of $334,000 or $0.07 per diluted share for the second quarter last year.

Second quarter 2004 revenue benefited from the strong performances by our Gamma Knife units that opened during 2003.

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July 22, 2004

AMERICAN SHARED HOSPITAL SERVICES

This offset a down quarter by our units that have been opened more than one year, which is partially attributable to the Leksell Gamma Knife Users meeting held in Vienna, staffing issues at one Gamma Knife site and a very strong second quarter 2003.

A total of 513 procedures were performed during the quarter compared to 561 in second quarter 2003, a 9% decrease.

Lower selling and administrative expense and interest expense allowed operating income to increase 12% over the prior year.

During the quarter the Company’s Chairman and Chief Executive Officer exercised 75,000 previously expensed options to purchase common stock which generated a tax benefit of $49,000 to the Company and reduced the effective tax rate to 32%. The effective tax rate in second quarter 2003 was 34% as a result of an exercise of 50,000 options. To date 485,000 of these options have been exercised leaving 1,010,000 to be exercised by fourth quarter 2005.

Earnings before interest, taxes, depreciation and amortization was $2,331,000 in second quarter 2004 compared to $2,205,000 in the same period of the prior year, a 6% increase.

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July 22, 2004

AMERICAN SHARED HOSPITAL SERVICES

At June 30, 2004 we had approximately 4,025,000 common shares and 5,027,000 common shares and options outstanding.

At June 30, 2004, our cash balance was $9,344,000. During the quarter the Company paid shareholder dividends of $157,000 and an installment of approximately $340,000 toward the purchase of a new Gamma Knife. In addition, the earlier timing of the large vendor payment historically paid up the first of the month reduced cash by approximately $600,000.

Now I will turn the call back to Craig for additional comments.

Craig Tagawa:	Thank you Norm. I would just like to address the decrease in second quarters (Inaudible) unit treatments and give you a little, some of the reasons why that occurred. The staffing issue that we mentioned in the press release this morning accounted for approximately 3% of that decrease, another couple percent was due to the Lexsell Gamma Knife Users meeting that Norm mentioned and other 2% roughly was due to the two units that we mentioned in the first quarter of this year. Also, there are seasonal vagaries, as we have mentioned, in the past due to when a person is diagnosed with a brain tumor and when that person is treated. We have seen that in second quarters previously but we did not

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July 22, 2004

AMERICAN SHARED HOSPITAL SERVICES

see that last year. Also as mentioned in our press release this morning, our Lehigh Valley Hospital Gamma Knife unit is expected to open next month. Including our Lehigh Valley Hospital unit we have scheduled four new Gamma Knife units to commence operation in the next 12 months. This represents a 24% increase in Gamma Knife units from our current 17 units in operation.

Now I would like to ask Brandy to open the call for questions.

Operator:	Thank you. We will now begin the question and answer session. If you have a question you will need to press star/one on your touchtone phone. You will hear an acknowledgement that you have been placed in queue. If your question has been answered and you wish to be removed from the queue please press the pound sign. Your questions will be queued in the order they are received. If you are using a speakerphone please pickup the handset before pressing the numbers. Once again, if there are any questions please press star/one on your touchtone phone. Lenny Dunn is now online; please go ahead.

Lenny Dunn:	This question I guess is for Dr. Bates. I know that you do marketing to improve same store sales or same location sales, I guess, is probably more appropriate because these aren’t

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McDonald’s; but going forward is there more that can be done or do you feel you are doing whatever can be done and that the numbers should look pretty good going forward anyhow? My second question is on the IMRT; are we making some progress to get at least our first sale done there?

Dr. Ernest Bates:	Thank you for those questions, Mr. Dunn. Let me answer the marketing question and then I am going to ask Craig who is directly in charge of marketing to comment further. We have an extensive marketing program now. We have a full compliment of marketing people and we are seeing wherever they visit an account the number of procedures goes up. I just want to explain again the downed number. I think that in healthcare this is not unusual. Tumors don’t always occur at the same rate as we see the incidents change from month-to-month and that is sometimes to be expected. We also had the unusual meeting of Gamma Knife Users in Vienna and it was a one week meeting, but most of the attendees came and made that a trip to Europe and that will occur every 24 months, so you can expect that. And we also had some other professional meetings and some people taking (Inaudible). Again, we have the unusual situation that one of our busier machines where we had a staffing issue was unfortunate that it happened, but it did occur and that machine only did one treatment

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for the whole quarter. Now that has been corrected and I don’t think that is ever going to happen again, we don’t expect. It is just one of those unusual things that does occur. Looking at this month, things are looking good. We are already 25 days into the month and things are looking good. It looks like we have returned to normal. But these things do occasionally occur, but on the whole the business is healthy and it is growing. We have new machines coming on. Lehigh Valley has already 15 patients scheduled for next month. Our machine in Albuquerque is probably going to break all records for first year. The business is generally doing quite well.

The other question about IMRT, yes we have a salesman now that is concentrating on that. I will let Craig tell you the number of hospitals that we are in discussions with. It looks very exciting. My own feeling is that that business will eventually be larger than the Gamma Knife business because it is a replacement business of at least 2,000 machines. We are seeing a revolution in radiation care. We are seeing this image guided therapy is the wave of the future. It is my feeling and I feel strongly about this that people will eventually be treated for their cancers with the radiation therapy and a combination of drugs and less and less surgery. We are

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quite excited about IMRT. I will let Craig give you more details. I hope that answers...

Lenny Dunn:	It does. Thank you very much. You certainly answered the first part (Inaudible)...

Craig Tagawa:	Mr. Dunn, this is Craig Tagawa. We certainly are very optimistic about the role we can play in IMRT (Inaudible) business model. We do have a salesman now that is working both on IMRT and getting Gamma Knife contracts. He has been in contact with various hospitals to push the IMRT along and we hope to have something for you in the early not to distant future.

Lenny Dunn:	Certainly look forward to that, because I once the first sale is made the rest will come more easily.

Dr. Ernest Bates:	Also, Mr. Dunn, I think we forgot to mention in new sales that we are, we do have a (Inaudible) going forward to a hospital in Italy in Milan, which will be our first European contract. We are very encouraged about that. We are in almost what I hope will be the final stages of negotiation there. I think that it is going to be an opportunity for us in the European market. We are discovering

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that reimbursement there for the Gamma Knife is not much different than what it is here in the United States.

Lenny Dunn:	Something unexpected and also...

Dr. Ernest Bates:	Are there additional questions?

Operator:	Mr. Tagawa, there are no further questions. Would you like to make a closing remark?

Craig Tagawa:	We would just like to thank everybody for participating on the call and that is it.

Dr. Ernest Bates:	I just want to again add that thank you all for participating in this call. We are still quite encouraged about our business. It really looks strong going forward. I might also mention you may recall I think we indicated that we have found new financing sources for our Gamma Knife that is very encouraging. Our previous financing source, DBI, is no longer in business and we have replaced them with people that are giving us a better rate. That is also quite exciting.

Dr. Ernest Bates:	Norm, do you have anything else to say, any closing remarks?

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Norm Houck:	Excuse me, Brandy that is it.

Operator:	Thank you. This call will be available in digital replay immediately following today’s conference. To access the system dial 888-843-8996 and enter the pass code of 9492715 to access the replay. The webcast of this call will be available at www.ashs.com and www.companyboardroom.com. This concludes today’s teleconference. Thank you for participating. You may now disconnect.

Thank you for participating.

*	Please Note: Proper names/organizations spelling not verified.

C93861061/1133
JOB #: 1989286
DT: 07/22/04

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